CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-38035) of our report dated August 11, 1999, on our audit of the consolidated financial statements of Prophet 21, Inc. and its Subsidiaries as of and for the year ended June 30, 1999, which report is included in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated August 11, 1999 relating to the financial statement schedule as of and for the year ended June 30, 1999, which appears in the Company's June 30, 2001 Annual Report on Form 10-K.


PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
September 27, 2001